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                                                                     EXHIBIT 3.2

                    AMENDED AND RESTATED AGREEMENT OF LIMITED
                     PARTNERSHIP OF GRAHAM PACKAGING COMPANY


     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") of Graham Packaging Company (formerly known as Graham Packaging Holdings I, L.P., the "Partnership") is made and entered into as of February 2, 1998 by and between GPC Opco GP LLC, a Delaware limited liability Company with its offices at 1110 E. Princess Street, York Pennsylvania 17403 ("Opco GP"), as general partner, and Graham Packaging Holdings Company, a Pennsylvania limited partnership with its offices at 1110 E. Princess Street, York, Pennsylvania 17403 (formerly known as Graham Packaging Company, "GPHC"), as limited partner (Opco GP and GPHC shall be collectively referred to herein as "Partners" and individually as a "Partner").

                              W I T N E S S E T H :

     WHEREAS, the Partnership was originally formed under the name Graham Packaging Holdings I, L.P. under the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended, the "Act"), with Graham Recycling Corporation, a Pennsylvania corporation with its offices at 1420 6th Avenue, York, Pennsylvania 17405-1104 ("Recycling"), as general partner, and GPHC, as limited partner; and

     WHEREAS, pursuant to the terms of an Agreement and Plan of Recapitalization, Redemption and Purchase dated as of December 18, 1997 (the "Recapitalization Agreement") by and among GPHC, Graham Capital Corporation, a Pennsylvania corporation, Graham Family Growth Partnership, a Pennsylvania limited partnership, Graham Packaging Corporation, a Pennsylvania corporation, Graham Engineering Corporation, a Pennsylvania corporation, Recycling, Donald C. Graham, BCP/Graham Holdings L.L.C., a Delaware limited liability company, and BMP/Graham Holdings Corporation, a Delaware corporation, on the date hereof, Recycling has assigned to Opco GP all of its general partnership interest in the Partnership;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Agreement of Limited Partnership of the Partnership is hereby amended and restated in its entirety by this Amended and Restated Agreement of Limited Partnership and, as so amended and restated hereby, shall read in its entirety as follows:



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                                    ARTICLE I

                                 THE PARTNERSHIP

     Section 1.1 Glossary. Certain terms used herein are defined in the Glossary attached hereto as Exhibit A, which is incorporated herein and made a part hereof.

     Section 1.2 Organization. Recycling, by the filing on September 21, 1994 of the Certificate, formed the Partnership as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (as amended, the "Act") for the purposes and upon the terms and conditions set forth herein. On the date hereof, Recycling has withdrawn from the Partnership as a general partner, and Opco GP has become the general partner of the Partnership. Except as otherwise provided herein, the relative rights and obligations of the Partners shall be as provided in the Act.

     Section 1.3 Name. The name of the Partnership has been Graham Packaging Holdings I, L.P. and, from and after the date hereof, shall be Graham Packaging Company. All business of the Partnership shall be conducted in such name and/or such other assumed, trade, or fictitious names as the General Partner shall from time to time determine.

     Section 1.4 Place of Business. The initial principal office of the Partnership shall be located c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Partnership may also maintain such additional offices as the General Partner may from time to time determine.

     Section 1.5 Purpose. The purpose of the Partnership shall be the sale and manufacturing of rigid plastic containers and any business necessary or incidental to the foregoing. For such purposes, the Partnership shall have and exercise all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the laws of that State, and to do any and all things as fully as natural persons might or could do as are not prohibited by law, in furtherance of the aforesaid purpose of the Partnership. The business of the Partnership shall be conducted in compliance with, and any action required or permitted to be taken by the General Partner or any Limited Partner shall be taken in accordance with, all applicable laws, rules and regulations. Such business may be conducted directly by the Partnership or thorough such subsidiary corporations, partnerships or other entities as the General Partner deems advisable.

     Section 1.6 Term. The Partnership commenced its existence upon the filing of a Certificate of Limited Partnership with respect thereto (the "Certificate") with the Secretary of State of the State of Delaware and shall dissolve at 11:59 p.m. on December 31, 2044 unless sooner dissolved pursuant to law or this Agreement.

     Section 1.7 Powers of the Partnership. The Partnership shall have and may exercise all powers now or


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hereafter permitted by the State of Delaware to be exercised by a limited partnership formed under the laws of that state, and to do any and all things not prohibited by law in furtherance of the business of the Partnership as fully as natural persons might or could do.

     Section 1.8 Fiscal Year. The fiscal year ("Fiscal Year") of the Partnership shall be the calendar year.

     Section 1.9 Partnership Assets.

     (a) The Partners shall use the Partnership's credit and assets solely for the benefit of the Partnership. All real and personal property owned by the Partnership shall be owned by the Partnership as an Entity. Each Partner's interest in the Partnership shall be personal property for all purposes.

     (b) No Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or of any of its assets or properties or cause the sale of any Partnership property for other than a Partnership purpose, and notwithstanding any provision of applicable law to the contrary, each Partner (and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Partnership Interest or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

     Section 1.10 Limitation on Liability of Partners. Except as otherwise required by the Act or applicable law or as expressly agreed in writing, neither the Limited Partner nor any director, officer, shareholder, partner, employee or agent of any Partner shall be personally liable for the payment of any sums owing by such Partner to the Partnership or any other Partner under the terms of this Agreement or for the performance of any other covenant or agreement of such Partner contained herein.

     Section 1.11 Conflicts of Interest and Transactions with Affiliates.

     (a) Any Partner and any Affiliate of any Partner may engage in or possess an interest in any business or activity whatsoever, whether presently existing or hereafter created, without any accountability to the Partnership or any Partner.

     (b) The Partnership may enter into any arrangement, contract, agreement or business venture that is not prohibited under the Act with any Partner or any Partner's Affiliates. Each Partner understands and acknowledges that the conduct of the business of the Partnership will involve business dealings with such other business ventures or undertakings of the Partners and their Affiliates. It is expressly understood and agreed that the Partnership, at the discretion of the General Partner, may borrow funds from any Partner or its Affiliates; provided, however, that any material transaction of the Partnership with any Partner or Affiliate of a Partner shall be on terms reasonably determined by



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the General Partner to be comparable to the terms which could be obtained from third parties.

     Section 1.12 Statutory Compliance. The General Partner has executed an Amended and Restated Certificate of Limited Partnership of the Partnership (the "Amended Certificate") and caused it to be filed in the office of the Secretary of State of the State of Delaware pursuant to 17 Del. Laws ss.17-204 and ss.17-206 and hereafter shall execute such further documents and take such further action as shall be appropriate to comply with the Act and all other all requirements of law for the formation and operation of a limited partnership in the State of Delaware and all other jurisdictions in which the Partnership may elect to do business.

     Section 1.13 Power of Attorney. The Limited Partner hereby irrevocably constitutes and appoints the General Partner and its authorized agents and officers with full power of substitution as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to:

     (a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (i) all certificates and other instruments and all amendments or restatements thereof which the General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership in all jurisdictions in which the Partnership may conduct business or own property; (ii) all instruments, including any amendment or restatement of this Agreement, which the General Partner deems appropriate or necessary to reflect any amendment, change or modification of this Agreement made in accordance with this Agreement; (iii) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution, merger or liquidation of the Partnership pursuant to the terms of this Agreement; and (iv) all instruments relating to the admission or substitution of any Partner pursuant to this Agreement; and

     (b) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments which the General Partner deems appropriate or necessary to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder, is deemed to be made or given by the Partners hereunder, or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement.

                                   ARTICLE II

                    CAPITAL AND INITIAL PARTNERSHIP INTERESTS

     Section 2.1 Capitalization. All Capital Contributions to the Partnership shall be made in cash or in such other form (including, in lieu of cash, property, services, notes, other evidences of indebtedness or obligations) as the General Partner



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may determine to be appropriate and shall be made 1% by the General Partner and
99% by the Limited Partner. The initial Capital Contribution of the Partners was $100.00 in cash. Any future non-cash contribution to the capital of the Partnership shall be valued at its fair market value as determined in the reasonable judgment of the General Partner.

     Section 2.2 Capital Contributions Generally. Except as otherwise expressly provided herein or to the extent that a Partner agrees to make a Capital Contribution to, or to purchase interests from, the Partnership: (a) no Partner shall be required to contribute any capital to the Partnership; (b) no Partner may withdraw any of its capital from the Partnership; (c) no Partner shall be required to make any loan to the Partnership; (d) loans by a Partner to the Partnership shall not be considered a contribution of capital, shall not increase the Capital Account of the lending Partner or its ownership interest of the Partnership and the repayment of such loans by the Partnership shall not decrease, or result in any adjustment to, the Capital Account of the Partner making the loans; (e) no interest shall be paid on any capital contributed to the Partnership by any Partner; (f) under any circumstances requiring a return of all or any portion of a Capital Contribution, no Partner shall have the right to receive property other than cash; and (g) no Partner shall be required at any time to restore any deficit in its Capital Account.

                                   ARTICLE III

                                CAPITAL ACCOUNTS

     Section 3.1 Establishment and Maintenance of Capital Accounts. A capital account ("Capital Account") shall be established for each Partner in the amount of such Partner's initial Capital Contribution to the Partnership. Each Partner's Capital Account shall be determined and maintained in accordance with the rules of Treas. Reg. ss.1.704-l(b)(2)(iv). Pursuant to those rules, a Partner's Capital Account shall be increased by:

     (a) the amount of any money contributed by such Partner to the Partnership;

     (b) the fair market value, on the date of contribution, of property (other than money) contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership either assumes or to which it takes subject); and

     (c) allocations of Partnership income and gain (or items thereof), including income and gain exempt from tax;

and shall be decreased by:

     (d) the amount of money distributed to such Partner by the Partnership (except as payments of principal and interest on any loans);


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     (e) except as provided in Section 3.2 below, the fair market value of property (other than money) distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that the Partner assumes or subject to which it takes the property);

     (f) such Partner's allocable share of expenditures of the Partnership not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and

     (g) allocations of Partnership loss and deduction (or items thereof), but excluding items described in (f) above.

     Section 3.2 Distribution Upon Liquidation in Accordance with Capital Account. Upon liquidation of the Partnership, liquidating distributions shall in all cases be made in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the Partnership's taxable year during which such liquidation occurs (other than those made pursuant to this Section), by the end of such taxable year or, if later, within ninety (90) days after the date of such liquidation, except as permitted by Treas. Reg. ss.1.704-l(b)(2)(ii)(b).

     Section 3.3 Succession to Capital Accounts. In the event any Partnership Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest. For purposes of the preceding sentence, the portion of the Capital Account to which the transferee succeeds shall be that percentage of the transferor's total Capital Account as the Partnership Interest being transferred bears to the total Partnership Interest of the transferor.

                                   ARTICLE IV

                                  DISTRIBUTIONS

     Section 4.1 Distributions Prior to Dissolution.

     (a) From time to time the General Partner may make such distributions as it in its sole discretion may determine are appropriate, without being limited to current or accumulated income or gains. Such distributions may be made from Partnership revenues, borrowings or Capital Contributions. The General Partner may in its sole discretion distribute to Partners Partnership property other than cash.

     (b) Except as provided in Section 3.2 above, all distributions shall be made to the Partners in the following priorities and proportions: 99% to the Limited Partner and 1% to the General Partner.

     Section 4.2 In-Kind Distributions. If, at the dis- cretion of the General Partner, any assets of the Partnership are distributed to the Partners in kind, such assets shall be valued



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on the basis of the fair market value thereof as determined by the General
Partner in its reasonable discretion on the date of distribution. Without limiting the General Partner's discretion to make such a valuation or requiring that any such appraisal be made, the valuation of any asset by the General Partner on the basis of the determination of its fair market value by an independent appraiser shall be deemed to be a reasonable value for such asset and a reasonable exercise of such discretion.

                                    ARTICLE V

                                   ALLOCATIONS

     (a) All Gross Income and Gross Deductions for each taxable year shall, first, be allocated among the Partners to the extent necessary to eliminate any negative Economic Capital Accounts, and, second, to the maximum extent possible, be allocated among the Partners so that, if liquidating distributions were to be made to the Partners under Section 3.2 above in accordance with the positive balances in the Partners' then respective Economic Capital Accounts (rather than their Capital Accounts), such liquidating distributions would be made in the following manner: 99% to the Limited Partner and 1% to the General Partner.

     (b) Any federal, state or local income tax credits available to the Partnership shall be allocated among the Partners in accordance with Treas. Reg. ss.1.704-l(b)(4)(ii).

     (c) Notwithstanding anything to the contrary in this Section 5, the following special allocations shall be made in the following order:

          (i) If there is a net decrease in Minimum Gain during a taxable year, then the Partners shall be allocated items of gross income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions necessary to satisfy the requirements of a "minimum gain chargeback" under Treas. Reg. ss.1.704-2(f).

          (ii) If there is a net decrease in Partner Minimum Gain attributable to a partner Nonrecourse Debt during a taxable year, then any Partner with a share of the Partner Minimum Gain attributable to such debt at the beginning of such year shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in the amount and proportions necessary to satisfy the provision of Treas. Reg. ss.1.704-2(i)(4).

          (iii) Any Partner who unexpectedly receives an adjustment, allocation or distribution described in clauses (4), (5) or (6) of Treas. Reg. ss.1.704-l(b)(2)(ii)(d) that produces a deficit in its Hypothetical Capital Account shall be allocated items of gross income and gain in an amount and manner sufficient to eliminate the deficit in its Hypothetical Capital Account as quickly as possible. This paragraph (iii) is intended to comply with the "qualified


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     income offset" requirement in Treas. Reg. ss.1.704- 1(b)(2)(ii)(d)(3), and shall be interpreted consistently therewith.

          (iv) All Nonrecourse Deductions, if any, for each taxable year shall be allocated 99% to the Limited Partner, and 1% to the General Partner.

          (v) All Partner Nonrecourse Deductions for each taxable year shall be allocated to the Partner or Partners who bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with the ratio in which the Partners bear such economic risk of loss and Treas. Reg. ss.1.704-2(i)(1).

          (vi) No Partner shall be allocated Gross Deductions to the extent such allocation would cause a deficit in its Hypothetical Capital Account, and any such Gross Deductions shall be allocated to the other Partner in proportion to their positive Hypothetical Capital Accounts.

     (d) For income tax purposes:

          (i) If property is contributed to the Partnership, income, gain, loss and deductions with respect to such property (and, to the extent necessary, other gross income, gain, loss and deductions of the Partnership), as computed for income tax purposes, shall be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property and its Book Value, in accordance with Code section 704(c); and

          (ii) In any other case where the Book Value of any Partnership asset differs from its adjusted tax basis (including any difference attributable to the revaluation of Partnership property as of the date hereof), subsequent allocations of income, gain, loss and deduction with respect to such asset (and, to the extent necessary, other gross income, gain, loss and deductions of the Partnership), as computed for federal income tax purposes, shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code section 704(c).

                                   ARTICLE VI

                             CONTROL AND MANAGEMENT

     Section 6.1 General. The General Partner shall, except as expressly limited by this Agreement, to the fullest extent not prohibited by the Act, exercise all of the powers of the Partnership, implement all Partnership decisions and have full, exclusive and complete discretion in the management and control of the Partnership including, without limitation, the power, authority, and right to:


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     (a) expend the capital and revenues of the Partnership in furtherance of the Partnership's business and pay all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

     (b) invest the Partnership's funds pending disbursement thereof in furtherance of the Partnership's business or to provide a source from which to meet contingencies;

     (c) purchase property and assets in furtherance of the business of the Partnership, protect and preserve the Partnership's title and interest in such properties and assets, and sell, Transfer or otherwise dispose of such properties and assets;

     (d) institute, defend and settle litigation arising in connection with the Partnership's business, submit claims to arbitration and confess judgment against the Partnership, and give receipts, releases and discharges with respect to all of the foregoing;

     (e) maintain, at the expense of the Partnership, records and accounts of operations and expenditures;

     (f) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership's properties, business, Partners and employees and to protect the General Partner and its employees;

     (g) at the expense of the Partnership, consultants, accountants, attorneys, and others and terminate such employment;

     (h) negotiate, enter into, perform and terminate any and all agreements, documents, licenses and other instruments necessary or incidental to the conduct of the business of the Partnership (including, without limitation, agreements of merger or consolidation in which the Partnership is the surviving entity);

     (i) incur indebtedness, borrow funds and/or issue guarantees, and pledge the Partnership's assets to secure the same, in each case in furtherance of the Partnership's business;

     (j) issue or cause to be issued, and purchase, interests in the Partnership, including, without limitation, rights, options, warrants, notes, and bonds and admit additional or substitute Partners;

     (k) amend this Agreement in accordance with its terms; and

     (l) perform all other functions related to the business and affairs of the Partnership.

By executing this Agreement, the Limited Partner hereby expressly consents to any exercise by the General Partner of all or any of the foregoing powers.


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     Section 6.2 Third Parties.


     (a) As to any third Person, any officer of the General Partner shall have full power and authority to execute all documents and take all other actions of the General Partner and thereby bind the Partnership with respect thereto. The duly adopted resolution of the board of directors of the General Partner authorizing any officer or director of the General Partner to undertake any action shall be conclusive evidence of such officer's authority with respect thereto.

     (b) The Limited Partner shall not be personally liable for any debts or other obligations of the Partnership to third parties, except to the extent provided herein or in the Act.

     Section 6.3 Exculpation; Indemnification.

     (a) Neither the General Partner nor any Affiliate of the General Partner nor any of their respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the Partnership or to any Partner for any breach of such Person's duty of loyalty to the Partnership or the Partners or for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (in the case of the General Partner only) any breach by the General Partner of any of the material terms and provisions of this Agreement. The Partnership shall indemnify, defend and hold harmless, to the fullest extent not prohibited by law, the General Partner and each of its Affiliates and their respective partners, shareholders, officers, directors, employees and agents, from and against any claim, loss or liability of any nature whatsoever (including attorneys' fees) arising out of or in connection with the assets or business of the Partnership, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted intentional misconduct or a knowing violation of law by such Person or (in the case of the General Partner only) a breach by the General Partner of any of the material terms and provisions of this Agreement. The foregoing obligation of the Partnership shall be satisfied only out of the assets of the Partnership and under no circumstances shall any recourse be available against the General Partner or any other Partner or the assets of any Partner.

     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any opinion of any such Person as to matters which such General Partner believes to be within such Person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in accordance with such opinion. The General Partner may also rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, agreement, report, notice, request, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (c) Expenses incurred by a Partner or other Person in defending any action or proceeding against which indemnification may be made pursuant to this Section shall be paid by the Partnership in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that it is not entitled to be indemnified by the Partnership.

     (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, continue as to a Person who has ceased to serve in the capacity as to which it was indemnified and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Person.

     Section 6.4 Expenses; Compensation. Except as otherwise provided herein, the Partnership shall pay or cause to be paid (a) all costs and expenses incurred in connection with the formation and organization of the Partnership,
(b) all costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership, and (c) all employment-related costs and expenses incurred by the General Partner in pursuing and conducting the business of the Partnership. The General Partner shall also be entitled to reimbursement of all of its other expenses attributable to the performance of its obligations hereunder. Subject to the Act, no amount so paid to the General Partner shall be deemed to be a distribution of Partnership assets for purposes of this Agreement. Except for reimbursement of its expenses and its right to distributions as provided in this Agreement, the General Partner shall not receive any compensation for its services as such.

     Section 6.5 No Right of Limited Partner in Management. The Limited Partner shall not (a) have the power to sign for or to bind the Partnership, (b) take any part in the management of the business of, or transact any business for, the Partnership, or (c) except as required by the Act or expressly provided by this Agreement, have any right to vote on or consent to any matter.

     Section 6.6 Restrictions on General Partner's Authority. Notwithstanding any other provision of this Agreement, the General Partner shall not have authority to do any of the following:

          (i) act in contravention of this Agreement;

          (ii) any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

          (iii) possess Partnership property or assign any rights in specific Partnership property, for other than a Partnership purpose; or

          (iv) knowingly commit any act which would subject any Limited Partner to liability as a general partner in any jurisdiction in which the Partnership transacts business.



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                                   ARTICLE VII

                             ACCOUNTING AND RECORDS

     Section 7.1 Books and Records. The General Partner shall keep books of account for the Partnership in accordance with the accrual method of accounting used for federal income tax purposes.

     Section 7.2 Annual Report. By ninety (90) days after the end of each Fiscal Year (or such earlier date as may be required under the Code) the General Partner shall cause to be delivered to each Partner a report indicating each Partner's share for federal income tax purposes of the Partnership's income, credits and deductions for the immediately preceding Fiscal Year together with all other information concerning the Partnership which may be required by the Code from time to time. The General Partner shall also cause an annual report of the operation of the Partnership to be distributed to the Partners within ninety
(90) days after the end of each Fiscal Year together with financial statements reflecting the Partnership's operation during such year.

     Section 7.3 Tax Returns. The General Partner shall prepare all income and other tax returns of the Partnership and cause the same to be filed in a timely manner. The General Partner shall be the tax matters partner (as defined in Code section 6231(a)(7)).

                                  ARTICLE VIII

                      RESTRICTIONS ON TRANSFER OF INTERESTS

     Section 8.1 Restrictions on Transfer. Partnership Interests may not be sold, transferred, assigned, pledged or otherwise disposed of without the consent of the General Partner, except that Partnership Interests may be pledged as collateral and such pledge may be foreclosed upon in the event of a default.

                                   ARTICLE IX

                  DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

     Section 9.1 Events of Dissolution. The occurrence of any of the following shall constitute an event of dissolution of the Partnership (an "Event of Dissolution"):

     (a) the expiration of the term of the Partnership as provided in Section
1.6 above;

     (b) the sale or other disposition in a single transaction or series of related transactions of all or substantially all of the assets of the Partnership unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, in which case the Partnership shall not dissolve until the last day of the calendar year during which the Partnership shall receive the balance of such deferred payment;

     (c) the resignation, withdrawal, or dissolution of the General Partner or the occurrence of an Event of Bankruptcy of the General Partner, which is not, in the case of an involuntary Event of Bankruptcy, discharged or stayed within one hundred and twenty (120) days of occurrence, unless at the time of such withdrawal, dissolution, resignation, bankruptcy or death, there shall be one or more other General Partners who are members of or simultaneously admitted to the Partnership;

     (d) the occurrence of an Event of Bankruptcy of the Limited Partner, which is not, in the case of an involuntary Event of Bankruptcy, discharged or stayed within one hundred and twenty (120) days of occurrence, unless at the time of such bankruptcy, there shall be one or more other Limited Partners who are members of or simultaneously admitted to the Partnership;

     (e) the acquisition by a single Person of all of the Partnership Interests;

     (f) the issuance of a decree of dissolution by a court of competent jurisdiction pursuant to the Act; or

     (g) as otherwise required by the Act.

     Section 9.2 Effect of Dissolution. Upon the occurrence of an Event of Dissolution, the Partnership shall not terminate but shall continue solely for the purposes of winding up its business and liquidating in accordance with this
Article 9 all of its assets and collecting the proceeds from such sales and liquidations at which time the Partnership shall be wound up. After the occurrence of an Event of Dissolution the Partnership shall engage in no further business other than as necessary to operate on an interim basis and for the Partnership to collect its receivables, liquidate its assets and pay or discharge its liabilities in accordance with this Article 9.

     Section 9.3 Sale of Assets by Liquidator.

     (a) Upon dissolution of the Partnership, the General Partner shall, as "Liquidator," proceed to wind up the affairs of the Partnership and distribute its assets in accordance with this Article 9, unless the General Partner is unable or unwilling to serve as Liquidator, in which case a substitute Liquidator shall be appointed by the Limited Partner. If the Liquidator shall determine that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners, then the Liquidator, in order to avoid or lessen such loss, may either (i) defer liquidation of, and withhold from such distribution for a reasonable time, any assets of the Partnership, except those necessary to satisfy Partnership debts and obligations, or (ii) distribute the assets to the Partners or their assigns in kind in the manner set forth in this
Section 9.3.

     (b) Upon dissolution of the Partnership, the Liquidator shall cause a final accounting to be made by an independent accountant and, upon termination and subject to due provision for the payment of all the expenses of the liquidation and all other debts and obligations of the Partnership:

          (i) Any or all non-cash assets of the Partnership may be sold by public or private sale, at the discretion of and on terms set by the General Partner, at which any Partner or any Affiliate of a Partner may bid for such assets; and

          (ii) Following such sale, if any, of noncash assets, Partnership cash shall be distributed to the Partners in accordance with Section 9.3(e).

     (c) If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof as determined in the reasonable judgment of the General Partner. Without limiting the General Partner's discretion to make such valuation or requiring that any such appraisal be made, the valuation given to any such assets by an independent appraiser shall be conclusively deemed a reasonable fair value and the use of such valuation by the General Partner a reasonable exercise of its discretion. A Partner entitled to an interest in such distributed assets shall receive such interest therein as a tenant-in-common with the other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the General Partner. In the event of such liquidation in kind, a distributee Partner shall not thereafter sell or otherwise transfer or dispose of any interest in any assets so distributed which it holds as a tenant-in-common without first offering such interest in writing to the other tenants-in-common upon the same terms and conditions and for the same price as such proposed sale or transfer. The other tenants-in-common shall have 30 days after the receipt of such offer within which to accept the same and shall have the right to acquire such interest in proportion to their Partnership Interest formerly held in the Partnership. If the other tenants-in-common shall fail to accept such offer within such period of time, such distributee Partner shall be free to sell the interest in said assets upon the terms and conditions described in the offer disclosed to the other tenants-in-common.

     (d) The Partners specifically intend and agree that any distribution under this Section 9.3 shall confer upon the distributee the actual economic ownership and equitable title to all such properties distributed. If the title or form of ownership by which any Partnership property is held is different from that necessary to fully accomplish the foregoing intent, then all Partners agree to execute and deliver such deeds, bills of sale and other documents, and to take such other steps, as may be necessary or appropriate to secure to each Partner the full economic ownership and title in such property to which such Partner is so entitled hereunder.

     (e) Any distributions of cash and/or other assets pursuant to this Section
9.3 shall be made in accordance with Section 3.2.

     (f) The liquidation of the Partnership shall be final when all of the Partnership's assets have been collected and applied to the Partnership's obligations and its remaining assets, if any, have been distributed to the Partners in accordance with this Agreement.

     Section 9.4 Time Limitations on Liquidating Distributions. Nothing in this
Article 9 shall be construed to extend the time period prescribed under Section
3.2 above and Treas. Reg. ss.1.704-1(b)(2)(ii)(b) for making liquidating distributions of the Partnership's assets. If the Liquidator deems it impracticable to cause the Partnership to make distributions of the liquidating proceeds to the Partners within the time period described under Treas. Reg. ss.1.704-1(b)(2)(ii)(b), the Liquidator may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the Partnership's assets to the Partners within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in a manner that gives effect, to the extent possible, to the intent of the preceding provisions of this Article 9.

                                    ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.2 Assignment and Benefit. This Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors and assigns. This Agreement and the rights and obligations set forth herein may not be assigned or delegated by any party without the written consent of each other party hereto, except as provided herein. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

     Section 10.3 Indemnification and Contribution. The Partnership shall indemnify each Partner from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees) ("Damages") which each such Partner pays or becomes obligated to pay on account of the imposition upon or assessment against such Partner of any obligation or liability of the Partnership. The foregoing obligation of the Partnership shall be satisfied only out of the assets of the Partnership and under no circumstances shall any recourse be available against the General Partner or any other Partner or the assets of any Partner with respect thereto.

     Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     Section 10.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

     Section 10.6 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. Any reference to the Code, Act or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

     Section 10.7 Further Assurances. The Partners hereto agree that they will execute and deliver, or cause to be delivered, all such instruments, and will take all such other actions, as may be reasonably required from time to time in order to effectuate the provisions and purposes hereof.

     Section 10.8 References to Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder, "this Agreement" and other similar references shall be construed to mean and include this Partnership Agreement and all amendments and supplements thereto unless the context shall clearly indicate or require otherwise.

     Section 10.9 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners with respect to the matters to which it relates. It supersedes all prior written and oral statements and no representation, statement, covenant, condition or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever.

     Section 10.10 Reliance on Authority of Person Signing Agreement. If a Partner is a trust (with or without disclosed beneficiaries), general partnership, limited partnership, joint venture, corporation, or any Entity other than a natural Person, the Partnership and the Partners shall:

     (a) not be required to determine the authority of the Person signing this Agreement to make any commitment or undertaking on behalf of such Entity or to determine any fact or circumstance bearing upon the existence of the authority of such

Entity or to determine any fact or circumstance bearing upon the existence or the authority of such Person;

     (b) not be required to see to the application or distribution of proceeds paid or credited to Persons signing this Agreement on behalf of such Entity;

     (c) be entitled to rely on the authority of the Person signing this Agreement with respect to the voting of the Partnership Interest of such Entity and with respect to the giving of consent on behalf of such Entity in connection with any matter for which consent is permitted or required under this Agreement; and

     (d) be entitled to rely upon the authority of any general partner, joint venturer, trustee, or president or vice president, as the case may be, of any such Entity the same as if such Person were the Person originally signing this Agreement on behalf of such Entity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                              GENERAL PARTNER:

                                              GPC OPCO GP LLC

                                              By: Graham Packaging Holdings
                                                  Company, member

                                                  By:  Graham Packaging
                                                       Corporation, general
                                                       partner


                                                  By: /s/ William H. Kerlin
                                                      --------------------------
                                                      Title: CEO Graham
                                                      Packaging


                                              LIMITED PARTNER:

                                              GRAHAM PACKAGING HOLDINGS
                                              COMPANY


                                                  By: Graham Packaging
                                                      Corporation, general
                                                      partner


                                                  By: /s/ William H. Kerlin
                                                      --------------------------

                                                  Title: CEO Graham
                                                  Packaging

                                                                       Exhibit A

                            GLOSSARY OF DEFINED TERMS

                            Graham Packaging Company

              Amended and Restated Agreement of Limited Partnership
                          dated as of February 2, 1998


Term                (Definition or Section in which definition appears)

Act                 1.2

Affiliate           A Person that directly or indirectly, through one or more
                    intermediaries, controls, is controlled by, or is under common control with the Person in question and any officer, director, general partner, trustee, employee, or limited partner or stockholder (in either case owning 10% or more of the equity)of the Person in question or such other Person.
                    For purposes of this definition, "control" of an Entity means the power to direct the management of such Entity, whether by ownership, contract or otherwise.

Agreement           Preamble

Book Value          With respect to any asset, that asset's adjusted basis for federal income tax purposes, except that (i) where an asset has been revalued on the books of the Partnership the Book
                    Value of such asset shall be adjusted to reflect such revaluation; (ii) where an asset has been contributed by a Partner to the Partnership or distributed by the Partnership to a Partner its Book Value shall be its fair market value as determined pursuant to the provisions of this Agreement;
                    and (iii) the Book Value of Partnership assets shall be adjusted to reflect the Depreciation taken into account with respect to such assets for purposes of determining Gross
                    Income or Gross Deductions.

Capital Account     Section 3.1

Capital
Contribution        Any amount of cash, property, or services contributed by a
                    Partner to the Partnership in respect of its equity interest therein in accordance with the Partnership Agreement.


Certificate         Section 1.6

Code The Internal Revenue Code of 1986, as the same may be amended from time to time. Any reference herein to any section of the Code shall mean and include any and all corresponding provisions of succeeding law.

Depreciation        For each taxable year, an amount equal to the depreciation, amortization or other cost recovery reduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year (as a result of the revaluation of such asset or its contribution to the Partnership by a Partner), Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the beginning adjusted tax basis is zero, Depreciation for such fiscal year shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner, and provided further that "Depreciation" with respect to any asset for which the Partnership uses the "remedial allocation method" shall be computed in accordance with Treas. Reg.ss.1.704-3(d)(2).

Entity Any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative or association.

Event of Bankruptcy  As to the Partnership or a Partner:

                  - filing a voluntary petition in bankruptcy or for
                    reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided;

                  - making a general assignment for the benefit of its
                    creditors;

                  - consenting to the appointment of a receiver for all or a substantial part of its property;

                  - in the case of the filing of an involuntary petition in
                    bankruptcy, an entry of an order for relief;

                  - the entry of a court order appointing a receiver or
                    trustee for all or a substantial part of its property without its consent; or


                  - the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

Event of
Dissolution         Section 9.1

Fiscal Year         Section 1.8

General Partner     Opco GP or any other Person or Entity that becomes a general partner of the Partnership in accordance with this Agreement.

GPHC                Preamble.

Gross Income or
Gross Deductions    Respectively, the Partnership's gross income and gains or
                    gross losses and deductions for a taxable year, as computed for federal income tax purposes (including all items of Partnership income, gain, loss, or deduction regardless of whether such items are required to be separately stated under Code section 702(a)), with the following adjustments:

                    A. Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in determining Gross Income shall be added to such Gross Income;

                    B. Any expenditures of the Partnership described in Code
                    section 705(a)(2)(B) or treated as section 705(a)(2)(B) expenditures pursuant to Treas. Reg. ss.1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Gross Deductions shall be taken into account in computing such Gross Deductions;

                    C. In any case where, in accordance with Treas. Reg. ss.1.704-1(b)(2)(iv)(e) or (f), Partnership property is revalued on the books of the Partnership to reflect its fair market value, the amount of such upward or downward adjustment (to the extent not previously taken into account) shall be taken into account as gain or loss from a taxable disposition of such property for purposes of computing Gross Income or Gross Deductions;

                    D. Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

                    E. In lieu of the depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, Depreciation as defined herein shall be taken into account in computing Gross Deductions; and

                    F. Notwithstanding any other provisions of this definition, Nonrecourse Deductions, Partner Nonrecourse Deductions, and any items of income, gain, loss or deduction that are specially allocated pursuant to one or more Partners shall not be taken into account in computing Gross Income or Gross Deductions.

Hypothetical
Capital Account     A Partner's Capital Account, after giving effect to the
                    following adjustments:

                    A. Such Capital Account shall be reduced to reflect the items described in clauses (4), (5) and (6) of Treas. Reg. ss.1.704-1(b)(2)(ii)(d) (provided that any anticipated distribution of the proceeds of a nonrecourse liability shall be offset by an anticipated increase in Minimum Gain, as provided in Treas. Reg. ss.1.704-2(h)); and

                    B. Such Capital Account shall be increased by any amount such Partner is obligated to restore or is treated as being obligated to restore for purposes of Treas. Reg. ss.1.704-1(b)(2)(ii)(d), including such Partner's Minimum Gain Share and such Partner's share of Partner Minimum Gain.

Limited  Partner    GPHC or any other Person or Entity that becomes a limited
                    partner in accordance with the Agreement.

Liquidator          Section 9.3

Minimum Gain        An amount determined by computing, with respect to each
                    nonrecourse liability of the Partnership, the amount of gain
                    (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. Such amount shall be determined in a manner consistent with Treas. Reg.ss.1.704-2(d).

Minimum Gain Share  For each Partner, such Partner's share of any Minimum Gain as of the end of a taxable year, as determined under Treas. Reg. ss.1.704-2(g).

Nonrecourse
Deductions          For each taxable year, the Partnership deductions (and all other items that would otherwise be included in Gross
                    Deductions) that are characterized as "nonrecourse deductions" under Treas. Reg. ss.1.704-2(c).

Opco GP             Preamble.

Partner             Preamble.

Partnership         Preamble.

Partnership
Interest The entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

Partner Minimum
Gain An amount determined by computing, with respect to each Partner Nonrecourse Debt, the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. ss.1.704-l(i)(3).

Partner Nonrecourse
Deductions          For each taxable year, the partnership deductions (and all other items that would otherwise be included in Gross
                    Deductions) that are attributable to Partner Nonrecourse
                    Debt and are characterized as partner nonrecourse deductions under Treas. Reg.ss.1.704-2(i)(1).

Partner Nonrecourse
Debt Nonrecourse Partnership debt for which one or more Partners bears an economic risk of loss, as defined in Treas. Reg. ss.1.704-2(b)(4).

Person Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

Recycling           Preamble.

Treas. Reg.         The Income Tax Regulations promulgated under the Code, as
                    such regulations may be amended from time to time.